Exhibit 5.1


                                BLACKROCK, INC.
                                345 PARK AVENUE
                              NEW YORK, NY 10154



                                                              August 30, 2001




BlackRock, Inc.
345 Park Avenue
New York, NY 10154

Ladies and Gentlemen:

                  I am general counsel of BlackRock, Inc., a Delaware corporation (the "Company"). In connection with the issuance from time to time by the Company of up to $30,000,000 of deferred compensation obligations of the Company (the "Obligations"), pursuant to the BlackRock, Inc. Voluntary Deferred Compensation Plan (the "Plan"), I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of each of (i) the Registration Statement on Form S-8 relating to $30,000,000 of Obligations (the "Registration Statement"), (ii) the Plan, (iii) the Amended and Restated Certificate of Incorporation of the Company, as amended to date
(iv) the Amended and Restated Bylaws of the Company, as amended to date, (v) resolutions of the Board of Directors relating to the proposed issuance and registration of $30,000,000 of Obligations, and (vi) such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

                  This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

                  I am admitted to the bar in the State of New York, and I do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware and the laws of the United States of America to the extent referred to specifically herein.

                  Based upon the foregoing, I am of the opinion that the $30,000,000 of Obligations have been duly authorized for issuance and, when so issued in accordance with the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement to (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the rights and remedies of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing and (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing.

                  I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as Exhibit 5.1 to the Registration Statement. I also consent to be named in the Registration Statement under the heading "Interests of Named Experts and Counsel." In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                                     Very truly yours,

                                                     /s/ Robert P. Connolly
                                                     --------------------
                                                     Robert P. Connolly
                                                     General Counsel